UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                                FORM 8-K


                             CURRENT REPORT



                   PURSUANT TO SECTION 13 OR 15 (d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  September 3, 1999



                    NATIONAL SEMICONDUCTOR CORPORATION
                    ----------------------------------
         (Exact name of registrant as specified in its charter)

           DELAWARE             1-6453               95-2095071
           --------             ------               ----------
   (State of incorporation)  (Commission          (I.R.S. Employer
                              File Number)         Identification No.)



                2900 Semiconductor Drive, P.O. Box 58090
                   Santa Clara, California  95052-8090
                   -----------------------------------
                 (Address of principal executive offices)



Registrant's telephone number, including area code:  (408)  721-5000



















NATIONAL SEMICONDUCTOR CORPORATION

INDEX





                                                                Page No.
                                                                --------

Item 2. Acquisition or Disposition of Assets                       3

Item 7. Financial Statements and Exhibits                          3-7

Signature                                                          8













































Item 2.  Acquisition or Disposition of Assets
--------------------------------------------

     On September 3, 1999, National Semiconductor Corporation ("National" or the "Company") completed the sale of assets of its Cyrix personal computer ("PC") processor business to VIA Technologies, Inc. ("VIA"), a Taiwanese company. The sale included the Company's MIITM x86 compatible processor and successor products. National will retain the integrated Media GXTM processor, which forms the core of the Company's new GeodeTM family of solutions for the information appliance market. Assets sold included inventories, land, buildings and equipment primarily located in Richardson, Texas; Arlington, Texas; Mesa, Arizona; and Santa Clara, California. Some PC processor-related manufacturing assets in Singapore were also included. Total proceeds from the transaction were $75.0 million, of which $8.2 million represented reimbursement to National for certain employee retention costs that were incurred by the Company solely as a result of closing the sale. The remaining $66.8 million represented payment for the assets sold. The Company received cash of $70.0 million upon the closing of the transaction, with the remaining $5.0 million due in December 1999. The Company expects to record a gain on the sale in the second quarter of fiscal 2000, after determining final transaction costs associated with the sale.

     In addition, as part of the final sale arrangement, National can receive future royalties up to $92.0 million, which are earned based on future sales of products by VIA and certain VIA affiliates as defined under the terms of a separate license agreement. These royalties will be accounted for in current operating results if and when they are earned.

     The information, which is included in the Registrant's news release dated September 3, 1999, is incorporated by reference.


Item 7.  Financial Statements and Exhibits
------------------------------------------

(b)   Pro forma financial information.

     The following unaudited pro forma condensed consolidated financial statements present pro forma financial information for National and its subsidiaries giving effect to the September 3, 1999 sale of assets of its Cyrix PC processor business to VIA. The unaudited pro forma condensed consolidated balance sheet as of May 30, 1999 is presented as if the sale transaction had occurred as of that date. The unaudited pro forma condensed consolidated statement of operations for the year ended May 30, 1999 is presented as if the sale transaction had occurred at the beginning of the year.

     The pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended May 30, 1999. The pro forma information may not necessarily be indicative of what the Company's results of operations or financial position would have been had the transaction been in effect as of and for the period presented, nor is such information necessarily indicative of the Company's results of operations or financial position for any future period or date.

NATIONAL SEMICONDUCTOR CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET  (Unaudited)
(in millions)                           May 30, 1999
                         ----------------------------------------------
                                    Pro Forma Adjustments
                                    ---------------------
                                    Sale Trans-
                         Historical  action (A)   Other       Pro Forma
                         ----------  --------  -----------    ---------
ASSETS
Current assets:
  Cash and cash
     equivalents          $  418.7    $ 61.8      $ (5.3)(B)   $  475.2
  Short-term marketable
     investments             107.2                                107.2
  Receivables, net           171.9       5.0                      176.9
  Inventories                141.3     (11.0)                     130.3
  Deferred tax assets        117.9                                117.9
  Other current assets        32.2                                 32.2
                         ---------   -------    --------       --------
  Total current assets       989.2      55.8        (5.3)       1,039.7

Property, plant and
  equipment, net             916.0     (33.0)                     883.0
Other assets                 139.1      (0.1)                     139.0
                         ---------   -------    --------       --------
Total assets              $2,044.3    $ 22.7      $ (5.3)      $2,061.7
                         =========   =======    ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion
   of long-term debt      $   49.3                             $   49.3
  Accounts payable           189.8                                189.8
  Accrued expenses           348.1    $  0.9                      349.0
  Income taxes payable        77.8                                 77.8
                         ---------   -------     -------       --------
  Total current liabilities  665.0       0.9                      665.9

Long-term debt               416.3                $ (5.3)(B)      411.0
Other non-current
  liabilities                 62.2                                 62.2
                         ---------   -------     -------       --------
  Total liabilities       $1,143.5    $  0.9      $ (5.3)      $1,139.1
                         ---------   -------     -------       --------

Commitments and contingencies
Shareholders' equity:
  Common stock                84.5                                 84.5
  Additional paid-in
     capital               1,253.1                              1,253.1
  Retained deficit          (434.1)     21.8                     (412.3)
  Accumulated other
     comprehensive loss       (2.7)                                (2.7)
                         ---------    ------      ------       --------
  Total shareholders'
      equity                 900.8      21.8                      922.6
                         ---------    ------      ------       --------
Total liabilities and
  shareholders' equity    $2,044.3    $ 22.7      $ (5.3)      $2,061.7
                         =========    ======      ======       ========

NATIONAL SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions, except per share amounts)

                                Fiscal Year Ended May 30, 1999
                          ---------------------------------------------
                                    Pro Forma Adjustments
                                    ---------------------
                                         PC
                                     Processor
                                      Business
                          Historical Operations(C) Other      Pro Forma
                          ---------- --------    ---------    ---------
Net sales                 $ 1,956.8  $(179.2)                  $1,777.6

Operating costs and expenses:
  Cost of sales             1,553.5   (270.3)                   1,283.2
  Research and development    471.3    (29.0)                     442.3
  Selling, general and
   administrative             317.4    (40.0)                     277.4
  Special items:
    Restructuring of
      Operations              700.9       -      $ (40.1)(D)      660.8
                           --------  -------     -------      ---------
   Total operating costs
     and expenses           3,043.1   (339.3)      (40.1)       2,663.7
                          ---------  -------     -------      ---------
Operating loss             (1,086.3)   160.1        40.1         (886.1)
Interest income(expense), net  (2.2)      -          0.6  (B)      (1.6)
Other income, net               3.1      1.8                        4.9
                          ---------  -------     -------      ---------
Loss before income taxes   (1,085.4)   161.9        40.7         (882.8)
Income tax benefit            (75.5)                              (75.5)
                          ---------  -------     -------      ---------
Net loss                  $(1,009.9) $ 161.9     $  40.7       $ (807.3)
                          =========  =======     =======      =========

Loss per share:
         Basic             $ (6.04)                             $ (4.83)
         Diluted           $ (6.04)                             $ (4.83)

Weighted average shares:
         Basic               167.1                                167.1
         Diluted             167.1                                167.1

Loss used in basic
   and diluted loss
   per common share
   calculation             $(1,009.9)                          $ (807.3)












                   National Semiconductor Corporation

        Notes to Pro Forma Condensed Consolidated Financial Statements




(A) The pro forma adjustment to the condensed consolidated balance sheet as of May 30, 1999 includes the effect of the receipt of cash at the closing of the sale, recording of the receivable for the remaining sale price, disposal of the assets sold and recording of related transactions costs. Included in the retained deficit is the resulting estimated gain on sale as if the sale had occurred on May 30, 1999. The actual gain from the sale when recorded in the second quarter of fiscal 2000 will differ based on the actual carrying value of the net assets as of September 3, 1999 and determination of final transaction costs. The estimated gain on sale has been excluded from the pro forma condensed consolidated statement of operations for the year ended May 30, 1999.



(B) The disposition of the buildings and equipment in Richardson also required the Company to repay certain debt associate with those assets. The pro forma adjustment to the condensed consolidated balance sheet reflects the repayment of the debt. The pro forma adjustment to interest expense excludes the portion of interest expense associated with the debt.



(C) The pro forma adjustment to the condensed consolidated statement of operations reflects the elimination of sales and operating costs of the Cyrix PC processor business as if the disposition had occurred as of the beginning of the fiscal year ended May 30, 1999.



(D) In May 1999, the Company recorded a restructure charge of $689.6 million in connection with the announcement of its decision to exit the PC processor business and related support activities and to sharpen its focus on the emerging information appliance market and its traditional analog business. This charge included an impairment loss on capital assets and severance costs of employees devoted to supporting the PC processor business. The pro forma adjustment to the condensed consolidated statement of operations excludes the impairment loss and severance costs related to the PC processor business.












(c).  Exhibits

     Designation
     Of Exhibit      Description of Exhibit
     -----------     ----------------------
        2.1 Stock Purchase Agreement by and between National Semiconductor Corporation and VIA Technologies, Inc. dated as of August 2, 1999*

         99         Contents of News Release dated September 3, 1999




























* This Agreement contains a list identifying any Exhibits or Schedules, which will be filed upon request.





















SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NATIONAL SEMICONDUCTOR CORPORATION





Date:  September 17, 1999

                                     /s/ Lewis Chew
                                     -----------------------------------
                                     Lewis Chew
                                     Vice President and Controller
                                     Signing on behalf of the registrant
                                     and as principal accounting officer







































EXHIBIT 2.1


                        STOCK PURCHASE AGREEMENT

                             by and between

                    NATIONAL SEMICONDUCTOR CORPORATION

                                  and

                         VIA TECHNOLOGIES, INC.

                      Dated as of August 2, 1999















































                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is entered into as of August 2, 1999 by and between National Semiconductor Corporation, a Delaware corporation ("National"), and VIA Technologies, Inc., a corporation incorporated under the laws of Taiwan ("VIA").

                             RECITALS

     WHEREAS, National, directly and indirectly, through its subsidiaries, is engaged in the business of designing, limited manufacturing, marketing, selling and using stand-alone X86 processors (the "Business");

     WHEREAS, upon the terms and subject to the conditions set forth herein, National will transfer, and will cause Cyrix Corporation ("Cyrix"), a wholly owned subsidiary of National, and certain other direct and indirect subsidiaries of National to transfer, certain assets used in the Business to NSC Sub, Inc. ("Sub"), and Sub will assume from the applicable entities certain liabilities relating to the Business.
In exchange for such transfers, Sub will issue to National 100 shares of the common stock of Sub (the "Shares");

     WHEREAS, upon the terms and subject to the conditions set forth herein, National will sell to VIA the Shares in exchange for the consideration set forth herein; and

     WHEREAS, as a condition to the consummation of the transactions contemplated hereby, certain additional agreements will be entered into by National, VIA and/or a wholly owned subsidiary of VIA.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                               ARTICLE I.
                              DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

     "Additional Agreements" means that certain License Agreement, substantially in the form attached as Exhibit A hereto, that certain Assembly and Test Agreement, substantially in the form attached as Exhibit B hereto, that certain Foundry Agreement, substantially in the form attached as Exhibit C hereto, that certain Transition Services Agreement, substantially in the form attached as Exhibit D hereto, at the option of the parties, that certain Santa Clara Lease Agreement, substantially in the form attached as Exhibit E hereto, that certain Guaranty of First International Computers Corporation (FIC), substantially in the form attached as Exhibit F hereto and any related bills of sale or other deeds or instruments necessary for the consummation of the transactions contemplated by the foregoing agreements or this Agreement to occur on the Closing Date.

     "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Code" means the Internal Revenue Code of 1986.

     "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

     "Employees" means those individuals employed by National in connection with the Business at the Cyrix facilities in Richardson, Texas and Mesa, Arizona and the National facilities in Arlington, Texas, Santa Clara, California and various sales offices worldwide.

     "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by any such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

     "Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations of any kind or nature, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, or whether arising under any Court Order or any applicable law or in respect of or relating to any asset, business, or contract, agreement, arrangement, lease, commitment, or undertaking.

     "Operating Expenses" means all expenses of the type listed on
Schedule 1.1 hereto incurred by National and its subsidiaries during the period beginning at 12:00 midnight, Texas time, on August 31, 1999 until Closing.

     "Permitted Encumbrances" means (i) liens for taxes not yet due or payable or being contested in good faith, (ii) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business, (iii) any other Encumbrances that individually or in the aggregate do not materially impair the Business and (iv) Encumbrances in favor of VIA arising under this Agreement or any Additional Agreements (provided that in no event shall the amounts under the preceding clauses (ii) and (iii) exceed $100,000 in the aggregate).

     "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

     "Richardson Facility" means all real property (including but not limited to land, building and improvements) commonly known as 2703 North Central Expressway, Richardson, Texas and any adjacent parcels of real property owned by Cyrix or its Affiliates.

     "Selected Employees" means the list of Employees attached hereto as
Schedule 1.1(a) (the parties agree that such list will be delivered by VIA to National no later than 5:00 p.m., Central daylight time, on August 5, 1999).

     "To the knowledge" of a party (or similar phrases) means to the extent of matters (i) which are actually known by such party or (ii) which, based on facts of which such party should be aware after reasonable investigation, would be known to a reasonable Person in similar circumstances. With respect to a corporation, "to the knowledge" refers to the knowledge of any executive officer or member of senior management of such corporation.

     1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

                 TERM                           SECTION
                 Accrued Vacation Amount        8.2
                 Agreement                      Preamble
                 Assets                         2.2
                 Assigned Contracts             3.9
                 Assumed Liabilities            2.2
                 Business                       Recitals
                 Closing                        2.4
                 Closing Date                   2.4
                 Confidential Information       8.6 (a)
                 Confidentiality Agreement      5.2 (a)
                 Cyrix                          Recitals
                 Damage Threshold               9.2 (f)
                 Damages                        9.2 (a)
                 Environmental Laws             3.11(a)
                 Excluded Liabilities           2.2
                 Exon-Florio Act                3.2
                 Governmental Entity            3.7
                 HSR Act                        3.2
                 Intellectual Property Rights   3.10(a)
                 Letter Agreement               5.2 (b)
                 Material Adverse Effect        3.1
                 National                       Preamble
                 National Disclosure Schedule   Article III
                 Permits                        3.7
                 Purchase Price                 2.3
                 Representatives                5.2 (a)
                 Securities Act                 4.8 (d)
                 Shares                         Recitals
                 Sub                            Recitals
                 Tax                            3.8
                 VIA                            Preamble
                 VIA Disclosure Schedule        Article IV

     1.3  Interpretation Provisions

      (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

      (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

      (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

      (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

      (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

      (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

      (g)  References in this Agreement to "U.S. Dollars", "$" or
"cents" are to the currency of the United States of America.

      (h) The English language shall control the interpretation of this Agreement and all other writings between the parties.

      (i) Sub shall not be deemed an Affiliate or a subsidiary of National for purposes of this Agreement.

                               ARTICLE II.
                     FORMATION OF SUB, contribution
                       OF ASSETS AND SALE OF SHARES

      2.1 Formation of NSC Sub, Inc. Prior to the Closing, National shall cause a Certificate of Incorporation of Sub to be filed with the Secretary of State of the State of Delaware as required by the Delaware General Corporation Law.

      2.2 Contribution of Assets. At the Closing, upon the terms and subject to the conditions contained herein, National will, and will cause its subsidiaries to contribute and deliver to Sub, and Sub will acquire from National and its subsidiaries, those certain assets relating to the Business listed on Schedule 2.2(a) hereto (the "Assets"), free and clear of all Encumbrances, other than Permitted Encumbrances, and those certain Liabilities relating to the Business listed on Schedule 2.2(b) hereto (the "Assumed Liabilities"). In exchange therefor, Sub will issue to National, and National will acquire at the Closing, the Shares. Notwithstanding any of the provisions of this Agreement, the Assets shall not include any of those assets used in the Business listed on Schedule 2.2(c) hereto. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Sub shall not assume, or otherwise be responsible for, any Liabilities incurred prior to Closing, whether or not relating to the Business or the Assets (the "Excluded Liabilities").

      2.3 Purchase and Sale of Shares. At the Closing, upon the terms and subject to the terms contained herein, National will sell to VIA, and VIA will acquire, the Shares free and clear of all Encumbrances. As complete consideration for the Shares, VIA will pay to National (i) at the Closing, SEVENTY MILLION DOLLARS ($70,000,000) less the Accrued Vacation Amount plus (ii) on the date which is three months following the Closing Date, FIVE MILLION DOLLARS ($5,000,000) (such amounts in the aggregate, the "Purchase Price"), in each case by wire transfer in immediately available funds to an account designated by National.

      2.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California as promptly as practicable after the satisfaction or waiver, if permissible, of the conditions set forth in Articles VI and VII of this Agreement (the day on which the Closing takes place being referred to herein as the "Closing Date"). The effective time of the transactions contemplated hereby shall be deemed to be the opening of business, California, U.S.A., on the Closing Date.

      2.5  Tax Matters

       (a) All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any relating to the contribution of the Assets to Sub and the sale of the Shares to VIA) shall be paid by VIA when due, and VIA will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such taxes and fees, and, if required by applicable law, National will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

       (b) Promptly upon the request of National, VIA shall pay or cause to be paid its portion, prorated as of the Closing Date, of state and local personal property taxes of any kind or nature relating in any way to the Assets.


                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF NATIONAL

     National hereby represents and warrants to VIA, except as set forth in the disclosure schedule delivered by National (the "National
Disclosure Schedule"), as follows:

      3.1 Organization and Qualification. National is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. National is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" shall mean any circumstance, effect or change which has, or is reasonably likely to have, a material adverse effect on the Business, the Assumed Liabilities or the Assets, but excluding any such effect resulting directly and primarily from (i) general economic or financial market conditions, (ii) the announcement or consummation of the transactions contemplated by this Agreement and the Additional Agreements or (iii) a sale by National of its manufacturing facility in South Portland, Maine. Complete and correct copies as of the date hereof of the organizational documents of National have, to the extent requested, been delivered or made available to VIA.

      3.2 Authority Relative to this Agreement. The execution, delivery and performance by National and its Affiliates of this Agreement and the Additional Agreements to which National and its Affiliates is a party or by which National or its Affiliates is bound have been duly and validly authorized by the Board of Directors of National and by all other necessary corporate action on the part of National and its Affiliates. This Agreement and the Additional Agreements to which National and its Affiliates is a party or by which National and its Affiliates is bound constitute the legally valid and binding obligations of National and its Affiliates, enforceable against National and its Affiliates in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles limiting creditors' rights generally. Neither National nor its Affiliates is subject to or obligated under (i) any charter or by-law provision or (ii) any indenture or other loan document, contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to National, its Affiliates or their properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, or result in any Encumbrance on the Assets, except for Permitted Encumbrances, by its executing and carrying out this Agreement or the Additional Agreements to which it is a party or by which it is bound, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations, Encumbrances or losses which, either individually or in the aggregate, will not have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or by the Additional Agreements to which National or its Affiliates is party or by which National or its Affiliates is bound and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and any foreign counterparts thereof, the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Act"), the International Investment and Trade in Services Survey Act, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by National or its Affiliates of the transactions contemplated by this Agreement or the Additional Agreements to which National or its Affiliates is a party or by which National or its Affiliates is bound, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby or by the Additional Agreements to which National or its Affiliates is a party or by which National is bound.

      3.3  Assets.

       (a) National has, and will transfer to Sub, good and marketable title to the Assets, and upon the consummation of the transactions contemplated hereby, Sub will acquire good and marketable title to the Assets, free and clear of any Encumbrances, except for Permitted
Encumbrances.

       (b) The Assets, together with the National Licensed Technology (as defined in the License Agreement), include all property, rights and assets used by National and its subsidiaries primarily in the normal conduct of the Business.

       (c) Each of the tangible assets included in the list of Assets provided as Schedule 2.2(a), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used, except for such failures which, singly or in the aggregate, would not have a Material Adverse Effect.

       (d) There are no material leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy the Richardson Facility or any portion thereof or any interest in such Facility.

       (e) The Richardson Facility has received all approvals of Governmental Entities (including a certificate of occupancy or other similar certificate permitting lawful occupancy of the facility) required in connection with the operation thereof and have been operated and maintained in accordance with applicable regulations, except for such failures which singly or in the aggregate would not have a Material Adverse Effect.

       (f)  Cyrix owns the Richardson Facility.

       (g) The Richardson Facility is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such facility as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from the Richardson Facility to such utility services.

      3.4 Litigation. There is no order or action of any Governmental Entity (as defined herein) or arbitrator pending or suit by third parties pending, or to the knowledge of National, threatened, against or affecting National or its subsidiaries that individually or when aggregated with one or more other actions has or, if determined adversely to the interest of National, might reasonably be expected to have, a Material Adverse Effect or would prevent National from performing its obligations under this Agreement or any Additional
Agreement to which National is a party or by which it is bound.

      3.5 Labor Matters. National is not a party to any labor agreement with respect to the Employees with any labor organization, union or group. As to the Employees, no labor organization or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending as of the date hereof or, to the knowledge of National, threatened as of the date hereof to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of National, threatened against National or its Affiliates involving the Employees which, individually or in the aggregate, have had or would have a Material Adverse Effect.

      3.6 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Additional Agreement based upon arrangements made by or on behalf of National or its Affiliates.

      3.7 Compliance with Applicable Laws. National and its subsidiaries collectively hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") required to conduct the Business, perform their respective obligations under the Assigned Contracts or own the Assets (the "Permits"), except for such Permits the failure of which, individually or in the aggregate, to hold would not have a Material Adverse Effect. National and its subsidiaries are in compliance with the terms of the Permits, except for such failures to comply which, singly or in the aggregate, would not have a Material Adverse Effect. The Business is not being, and has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Business is pending or, to the knowledge of National, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect.

      3.8 Taxes. Each of National and its subsidiaries has filed all material tax returns, declarations and reports required to be filed by any of them (taking into account all valid extensions of filing dates) and has paid (or National has paid on their behalf), or has set up an adequate liability reserve in accordance with GAAP for the payment of, all material taxes shown as due thereon. Neither National nor any subsidiary of National is delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency has not had or would not reasonably be expected to have, a Material Adverse Effect. As of the date hereof, no material deficiencies for any taxes have been proposed, asserted or assessed against National or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending. As of the date hereof, no material tax return, declaration or report is under audit by any taxing authority, and as of the date hereof no written notice of any such audit has been received. There are no Encumbrances for taxes on the Assets other than Permitted Encumbrances. The representations and warranties set forth in this Section 3.8 are not applicable to the extent that such Taxes do not constitute an Encumbrance against the Assets or will not become a Liability of VIA. For the purposes of this Agreement, the term "tax" includes all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

      3.9 Certain Agreements. Schedule 3.9 to the National Disclosure Schedule sets forth a complete and accurate list of all material agreements, contracts, leases, licenses, obligations and commitments which are part of the Assets (the "Assigned Contracts"). All of the material Assigned Contracts are valid, binding and enforceable in accordance with their terms. National is not in default (and would not be in default with notice or lapse of time, or both) under any Assigned Contract, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Material Adverse Effect. Each of the Assigned Contracts is in full force and effect and National is, and on the Closing Date, subject to the receipt of all required consents, Sub will be, entitled to the full benefit and advantage of each of the Assigned Contracts in accordance with the terms thereof, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of National, there has not been any default by any party under any Assigned Contract and there has not been any written dispute between National and any party under any Assigned Contract, except for such defaults and disputes as would not, individually or in the aggregate, have a Material Adverse Effect.

      3.10  Patents, Trademarks, Etc.

       (a) National owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, service marks, maskworks, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used in the Business and are part of the Assets or the National Licensed Technology (the "Intellectual Property Rights"), the lack of which, individually or in the aggregate, would have a Material Adverse Effect.

       (b) No claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of National, are threatened by any Person, nor does National know of any valid grounds for any bona fide claims against the use by National or its subsidiaries of the Intellectual Property Rights which claims, insofar as reasonably can be foreseen by National, would, individually or in the aggregate, have a Material Adverse Effect. To National's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, Employee or former employee which, individually or in the aggregate, would result in a Material Adverse Effect.

       (c) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by National, except for such orders, judgments, decrees, stipulations or agreements which, individually or in the aggregate, would not have a Material Adverse Effect. Neither National nor any subsidiary thereof has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right, except infringement indemnities agreed to in the ordinary course included as part of either the applicable license agreements or terms of sale. Neither National nor any subsidiary thereof has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Rights.

      3.11  Environmental Matters.

       (a) As used herein, the term "Environmental Laws" means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

       (b) To the knowledge of National, there are, with respect to National and its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations, in each case relating to the Business, which may give rise to any common law liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Material Adverse Effect.

      3.12 Organization and Qualification of Sub. As of the Closing, Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      3.13 Capitalization of Sub. As of the Closing, the authorized capital stock of Sub will consist of 1,000 shares of common stock, of which 100 shares will be issued and outstanding. Immediately prior to the sale by National to Via of the Shares, National will own the Shares free and clear of any Encumbrances, other than those arising under this Agreement. All of the outstanding shares of Sub have been, or on or before the Closing will have been, duly and validly authorized and issued, and are, or at the time of the Closing will be, fully paid and non-assessable. No Person has, or at the time of the Closing will have, any preemptive rights or any other right or option to acquire the Shares and neither National nor Sub will grant any such rights, unless this Agreement terminates.

      3.14 No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, VIA AND NATIONAL ACKNOWLEDGE AND AGREE THAT NONE OF NATIONAL OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR THE ADDITIONAL AGREEMENTS, WHETHER OR NOT ANY MAY BE CONTAINED IN OR REFERRED TO IN ANY EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO VIA OR ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES.



                               ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF VIA

     VIA hereby represents and warrants to National, except as set forth in the disclosure schedule delivered by VIA concurrently herewith (the "VIA Disclosure Schedule"), as follows:

      4.1 Organization. VIA is a corporation duly organized, validly existing and in good standing under the laws of Taiwan and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

      4.2 Authority Relative to this Agreement. The execution, delivery and performance by VIA and its Affiliates of this Agreement and the Additional Agreements to which VIA or its Affiliates is a party or by which VIA or its Affiliates is bound has been duly and validly authorized by the Board of Directors of VIA and by all other necessary corporate action on the part of VIA and its Affiliates. This Agreement and the Additional Agreements to which VIA or its Affiliates is a party or by which VIA or its Affiliates is bound constitute the legally valid and binding obligation of such Person enforceable against such Person in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles limiting creditors' rights generally. Neither VIA nor its Affiliates is subject to or obligated under (i) any provision of its organizational documents or (ii) any indenture or other loan document, contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to VIA or its Affiliates or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement or the Additional Agreements to which VIA or its Affiliates is a party or by which such Person is bound, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either individually or in the aggregate, will not have a material adverse effect on the ability of VIA or its Affiliates to consummate the transactions contemplated hereby or by the Additional Agreements, to which they are a party or by which they are bound and (B) the laws and regulations referred to in the next sentence. Except as referred to herein or, in connection, or in compliance, with the provisions of the HSR Act, and any foreign counterparts thereof, the Exon-Florio Act, the International Investment and Trade in Services Survey Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by VIA or its Affiliates of the transactions contemplated by this Agreement or the Additional Agreements to which VIA or its Affiliates is a party or by which VIA or its Affiliates are bound, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Via or its Affiliates to consummate the transactions contemplated hereby or by the Additional Agreements to which VIA or its Affiliates is a party or by which Via or its Affiliates is bound.

      4.3 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Additional Agreements based upon arrangements made by or on behalf of VIA or its Affiliates.

      4.4 Legal Proceedings. There is no order or action of any Governmental Entity or arbitrator pending, or to the knowledge of VIA, threatened, against or affecting VIA, its Affiliates or any of their respective properties or assets that individually or when aggregated with one or more other actions has or, if determined adversely to the interest of VIA or its Affiliates, might reasonably be expected to have, a material adverse effect on the ability of VIA or its Affiliates to perform their obligations under this Agreement or any Additional Agreement to which such Person is a party or by which it is bound.

      4.5 Financial Capability. VIA has, or has a firm written commitment from a lending institution for (a copy of which has been delivered to National), and will have on the Closing Date, sufficient funds available to it to pay the Purchase Price and to consummate the other transactions contemplated by this Agreement and the Additional Agreements to which VIA or any Affiliate thereof is a party or by which it is bound, including the payment of all Operating Expenses.

      4.6 Foreign Investor. VIA hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any purchase of the Shares, including
(i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any governmental or other consents that may need to be obtained, and (iii) the income tax and other tax consequences, if any, that may be relevant to the purchase of the Shares.

      4.7 Financial Statements. VIA has delivered to National its Annual Report for the year ended December 31, 1998. As of such date, the Annual Report was true and accurate in all material respects. The financial information contained in the Annual Report is complete and accurately reflects the financial position of VIA as of such date and its results of operations and changes in financial position for the period then ended.

      4.8  Investment Representations.

       (a) VIA is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, the distribution thereof.

       (b) VIA's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of the Shares. VIA is a sophisticated Person and is relying upon its due diligence investigations.

       (c) VIA's financial condition is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in the Shares.

       (d) VIA is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933 (the "Securities Act").

       (e) VIA has been advised that (i) the Shares have not been registered under the Securities Act, (ii) the Shares may need to be held indefinitely, and VIA must continue to bear the economic risk of the investment in the Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available,
(iii) there is not a public market for the Shares, (iv) when and if the Shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act.


                              ARTICLE V.
                    ACTIONS PRIOR TO THE CLOSING

      5.1 Conduct of Business. During the period beginning on the date hereof and ending on the Closing Date, (i) National will use its commercially reasonable efforts and will cause its subsidiaries to use their commercially reasonable efforts to preserve the goodwill of customers, suppliers and others having business relations with National and its subsidiaries concerning the Business, and (ii) National and VIA will consult with each other concerning VIA's efforts to keep the services of the Employees that VIA may wish to retain as employees. Nothing in this Section 5.1 shall obligate National, VIA or any subsidiary of either after the Closing to retain or offer employment to any Person. Except as contemplated hereby, during the period beginning on the date hereof and ending on the Closing Date, National will not, and will cause its subsidiaries not to, without the prior written consent of VIA (which consent shall not be unreasonably withheld):

       (a) modify any Assigned Contract in any manner other than in the ordinary course of business, or terminate any Assigned Contract prior to its expiration;

       (b) dispose of or fail to preserve, other than in the ordinary course of business, any Intellectual Property Rights, trade secrets or any material rights to the use thereof;

       (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business;

       (d) increase any Assumed Liability, except in the ordinary course of business, consistent with past practices;

       (e) fail to maintain the material tangible Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with past practice inoperable, worn-out or obsolete or destroyed Assets material to the Business;

       (f) fail to comply in all material respects with any material regulations applicable to the Assets and the Business;

       (g)  modify any license which is an Assigned Contract; or

       (h) agree to or make any commitment to take any actions prohibited by this Section 5.1.

       Nothing in the foregoing Section 5.1 shall restrict National's right to sell or enter into an agreement to sell its manufacturing facility in South Portland, Maine or to terminate any Employee who is not a Selected Employee.

      5.2  Investigation by the Parties.

       (a) Subject to the Confidentiality Agreement between National and VIA dated as of May 13, 1999 (the "Confidentiality Agreement"), from the date hereof through the Closing, National shall afford the officers, directors, principals, attorneys and agents (such Persons, "Representatives") of VIA reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of National's or Cyrix's business, to all of Cyrix's properties, books, records, operating instructions and procedures and all other information with respect to the Business as VIA may from time to time request.

       (b) Subject to the Letter Agreement between National and VIA dated as of July 14, 1999 (the "Letter Agreement"), from the date hereof through the Closing, VIA shall afford the Representatives of National reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of VIA's business, to all of VIA's financial information as National may from time to time request.

      5.3 Government Filings. National and VIA shall promptly make any and all filings required by them and their respective Affiliates under the HSR Act and the Exon-Florio Act and any other law requiring filings with any Governmental Entity with respect to the transactions contemplated by this Agreement and the Additional Agreements. National and VIA agree to use their reasonable efforts to obtain all approvals required under the HSR Act and any foreign counterparts thereof and Exon-Florio Act to consummate the transactions contemplated by this Agreement. Subject to such confidentiality restrictions as may be reasonably requested, National and VIA and their respective Affiliates shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws. National and VIA and their respective Affiliates will supply to each other copies of all correspondence, filings or communications, by such parties with any Governmental Entity or members of its staff, with respect to the transactions contemplated by this Agreement and the Additional Agreements. National and VIA and their respective Affiliates shall each pay their respective costs and expenses incurred under this
Section 5.3.

      5.4 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Additional Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing; provided, however, nothing in the foregoing shall obligate a party to commence or pursue any judicial proceeding.

      5.5  Schedules.

       (a) Subject to Section 10.1(a)(v), the parties acknowledge and agree that from the date hereof until the date which is five business days prior to the Closing Date, National shall (i) be able to change, update and amend any schedule which is part of the National Disclosure Schedule and (ii) with the consent of VIA, in its sole discretion, be able to change, update and amend Schedule 2.2(a) or 2.2(b).

       (b) To the extent that, prior to Closing, VIA determines in good faith that any patent relating primarily to the Business should be included on Schedule 2.2(a) and is not so included, VIA shall have the right to request that such patent be added to Schedule 2.2(a).

       (c) On or before the date which is five business days prior to the Closing Date, Via will notify National of any Assigned Contract listed on Schedule 3.9 to be removed from such Schedule, which contract shall be so removed and shall not constitute an Assigned Contract.

      5.6 Operating Expenses. In the event that National does not terminate this Agreement pursuant to Section 10.1(a)(ii), VIA agrees that VIA will be responsible for and will pay to National all Operating Expenses. VIA will pay all Operating Expenses in U.S. dollars, in advance, on a weekly basis, starting September 1, 1999, by wire transfer to an account designated by National.


                             ARTICLE VI.
                   CONDITIONS TO VIA's OBLIGATIONS

     The obligations of VIA to consummate the Closing are subject, in the discretion of VIA, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

      6.1 Representations and Warranties. Each of the representations and warranties of National set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of National that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

      6.2 Performance and Compliance. National shall have performed and satisfied in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

      6.3 Consents and Approvals. All consents, approvals and waivers from Governmental Entities necessary for consummation of the transactions contemplated by this Agreement to occur on the Closing Date shall have been obtained. The applicable waiting periods under the HSR Act and the Exon-Florio Act shall have expired or been terminated.

      6.4 No Court Orders. There shall not be any regulation or Court Order in effect on the Closing Date that makes the transactions contemplated hereby illegal or otherwise prohibited.

      6.5 Opinion of Counsel. VIA shall have received an opinion of John M. Clark III, Secretary and General Counsel of National, dated as of the Closing Date, in form and substance reasonably acceptable to VIA.

      6.6 Additional Agreements. National shall have delivered or caused to be delivered to VIA duly authorized and executed copies of the Additional Agreements to which National or any Affiliate thereof is a party, and such agreements shall be in full force and effect.

      6.7 Title Policy. National shall deliver a good and valid, irrevocable ALTA extended form title insurance policy (or a signed pro forma policy) insuring, or committing the title company to insure, Sub's fee title to the Richardson Facility.


                           ARTICLE VII.
               CONDITIONS TO NATIONAL'S OBLIGATIONS

     The obligations of National to consummate the Closing are subject, in the discretion of National, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

      7.1 Representations and Warranties. Each of the representations and warranties of VIA set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of VIA that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

      7.2 Performance and Compliance. VIA shall have performed and satisfied in all material respects all agreements and covenants required to be performed by it under this Agreement prior to or on the Closing Date.

      7.3 Consents and Approvals. All consents, approvals and waivers from Governmental Entities necessary for consummation of the transactions contemplated by this Agreement to occur on the Closing Date shall have been obtained. The applicable waiting periods under the HSR Act and the Exon-Florio Act shall have expired or been terminated.

      7.4 No Court Orders. There shall not be any regulation or Court Order in effect on the Closing Date that makes the transactions contemplated hereby illegal or otherwise prohibited.

      7.5 Opinion of Counsel. VIA shall have delivered to National an opinion of Pachulski, Stang, Ziehl & Young P.C., counsel to VIA (or other counsel acceptable to National), dated as of the Closing Date, in form and substance reasonably acceptable to National.

      7.6 Additional Agreements. VIA shall have delivered or caused to be delivered to National duly authorized and executed copies of the Additional Agreements to which VIA or any Affiliate thereof is a party, and such agreements shall be in full force and effect.


                            ARTICLE VII.
            ACTIONS BY NATIONAL AND VIA AFTER THE CLOSING

      8.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

      8.2 Employee Matters. After the Closing Date, National shall be solely responsible for, and will honor in accordance with their terms, all severance and similar compensation policies of National applicable to Employees. VIA will (i) grant each Employee employed by VIA or any of its Affiliates immediately after the Closing Date credit for all accrued vacation amounts for service performed for National (the "Accrued Vacation Amount"), and (ii) assume from National the Accrued Vacation Amount.

      8.3  Nonsolicitation.

       (a) National. During the one-year period after Closing, neither National nor its Affiliates shall directly or indirectly solicit for employment any persons then employed by VIA.

       (b) VIA. During the one-year period after Closing, neither VIA nor its Affiliates shall directly or indirectly solicit for employment any persons then employed by National or its Affiliates.

       (c)Exceptions. Notwithstanding Section 8.3(a) and 8.3(b), the parties and their Affiliates shall be permitted to solicit for employment any person who initiates discussions regarding employment and to place general advertisements soliciting employees.

      8.4 Name Following the Closing. After the Closing Date, National will, if requested by VIA, cause Cyrix to file an Amendment to its Certificate of Incorporation to change its name to a name mutually agreeable to National and VIA.

      8.5 Customers/Product Returns. All obligations and Liabilities of National and its Affiliates with respect to any inventory transferred to VIA as part of the Assets which are shipped or otherwise provided by VIA to third parties on or after the Closing shall be for the exclusive account of VIA and included within the meaning of the defined term "Assumed Liabilities". All obligations and Liabilities of National and its Affiliates with respect to any inventory which are shipped or otherwise provided by National to third parties prior to the Closing shall be for the exclusive account of National and included within the meaning of the defined term "Excluded Liabilities". Each party hereby agrees to use its commercially reasonable efforts to cooperate with the other to effect the intent of the foregoing.

      8.6  Confidentiality.

       (a) In connection with the performance of obligations hereunder and the Additional Agreements prior to and after the Closing, each party hereto acknowledges that it has had and will have access to confidential information relating to the other party and its Affiliates. Such confidential information includes technical, financial, manufacturing or marketing information, ideas, methods, developments, improvements, business plans or other proprietary information relating thereto, together with analyses, compilations, studies or other documents, records or data prepared by the parties and their Affiliates and their respective Representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by a party in connection with the transactions contemplated hereby or by the Additional Agreements which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) becomes available to a party on a non-confidential basis from a source that is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the party claiming ownership of the Confidential Information or any other Person with respect to such information or
(iii) is independently developed by the disclosing Party after the Closing Date.

       (b) Each party shall, and shall cause its Affiliates and their Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to such party's Affiliates and its and their Representatives who need to know such Confidential Information in connection with the transactions contemplated hereby and by the Additional Agreements. Each party shall be responsible for any breach of this Agreement by such party or any of its Affiliates or their Representatives. If Confidential Information is disclosed, each party shall immediately notify the aggrieved Person in writing and take all reasonable steps required to prevent further disclosure.

       (c) If a party or its Affiliates or their Representatives are requested or required (by statute, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, such Person shall provide the party claiming ownership of the Confidential Information with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that such Person may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the party or its Affiliate or their Representative is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then the party or its Affiliate or Representative may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided the party or its Affiliate or Representative uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

       (d) The provisions of this Section 8.6 shall survive with respect to a given item of Confidential Information for a period of five years from the initial disclosure of such Confidential Information to the recipient.

      8.7 Consents. The parties shall use their respective reasonable efforts to obtain as promptly as possible, to the extent not obtained by the Closing, all consents of third Persons referenced in Schedule 3.2 of the National Disclosure Schedule. Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign any Assigned Contract, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a default thereof or in any way adversely affect the rights of VIA thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that VIA would not receive all such rights, National will cooperate with VIA, in all reasonable respects, to provide to VIA the benefits under any such Assigned Contract, Permit or any claim or right, including without limitation enforcement for the benefit of VIA of any and all rights of National against a third party thereto arising out of the default or cancellation by such third party or otherwise.

      8.8 Information. Each party agrees that it will cooperate with and make available for review and reproduction to the other party, during normal business hours, all books, records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege). The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. All information received pursuant to this Section shall be subject to the terms of Section 8.6. Each party further agrees to retain all books, records and information covered by this Section 8.8 for a period of at least three years after the Closing Date.


                              ARTICLE IX.
                            INDEMNIFICATION

      9.1 Survival of Representations. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of the parties contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) six months after the Closing Date; provided, however, the representations of National in
Section 3.8 (Taxes) and Section 3.11 (Environmental Matters) shall survive until the expiration of the relevant statute of limitations (including any extensions thereof). The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     9.2  Indemnification.

       (a) National. National shall indemnify, save and hold harmless VIA and its Affiliates and its and their respective Representatives from and against any and all out of pocket costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits (provided, however, that the prior receipt of insurance proceeds and tax benefits shall not be a precondition to recovery) (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to:

         (i) any breach of any representation or warranty made by National in this Agreement (for purposes solely of this Section 9.2(i), no effect shall be given to the terms "material" or "Material Adverse Effect" or words of similar import contained in Article III hereof); provided, however, that the foregoing shall not apply to Damages incurred in connection with, arising out of, resulting from or in any way related to the matters addressed by Section 9.2(iii);

         (ii) any breach of any covenant or agreement made by National in this Agreement (for purposes solely of this Section 9.2(ii), no effect shall be given to the terms "material" or "Material Adverse Effect" or words of similar import contained in Article V hereof);

         (iii)  notwithstanding anything to the contrary contained in
Section 9.1 hereof, any suit or legal proceeding brought against VIA within a period of one year after the Closing Date by any third party in any way incurred in connection with, arising out of, resulting from or in any way related to a claim that the Intellectual Property Rights infringe on the intellectual property rights of such third party; and

         (iv)  any Excluded Liabilities.

     The term "Damages" is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims. "Damages" shall not include indirect, special, incidental or consequential damages.

       (b) VIA. VIA shall indemnify, save and hold harmless National and its Affiliates and its and their respective Representatives from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to:

         (i) any breach of any representation or warranty made by VIA in this Agreement; and

          (ii) any breach of any covenant or agreement made by VIA in this Agreement.

       (c) Procedure for Claims between Parties. If a claim for Damages is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice to the indemnifying party as soon as practicable after the indemnified Person becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. Any failure to submit any such notice of claim to the indemnifying Person(s) shall not relieve such Person(s) of any liability hereunder, except to the extent such Person(s) is actually prejudiced by such failure. The indemnifying Person(s) shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if such Person(s) does not send a notice of disagreement to the indemnified Person within 20 calendar days after receiving the notice of claim. In the case of a disputed claim, the parties shall use reasonable best efforts to resolve the matter internally on an expeditious basis and in any event within 45 calendar days after the notice is received by the indemnifying Person(s).

       (d) Defense of Third Party Claims. If any lawsuit or enforcement action is filed against any indemnified Person, written notice thereof shall be given to the indemnifying Person(s) as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying Person(s) demonstrate they were actually prejudiced by such failure. After such notice, if the indemnifying Person(s) shall acknowledge in writing to the indemnified Person that the indemnifying Person(s) shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying Person(s) shall be entitled, if its so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action,
(ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both an indemnifying Person and the indemnified Person and the indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person(s), in which event the indemnified Person shall be entitled, at the indemnifying Person(s)'s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld. The indemnified Person shall cooperate in all reasonable respects with the indemnifying Person(s) and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the indemnifying Person fails to assume the defense of such claim within 15 calendar days after receipt of the notice of claim, the indemnified Person against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying Person) have the right to undertake, at the indemnifying Person's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying Person; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying Person, which consent shall not be unreasonably withheld. If the indemnified Person assumes the defense of the claim, the indemnified Person will keep the indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying Person shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the indemnifying Persons agree to indemnify and hold harmless an indemnified Person from and against any Damages by reason of such settlement or judgment.

       (e)  Brokers and Finders.  Pursuant to the provisions of this
Section 9.2, VIA, on the one hand, and National, on the other, shall indemnify, hold harmless and defend the other from the payment of any and all brokers' and finders' expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

       (f)  Limitations.

         (i) The obligation of National to indemnify VIA and the other indemnified Persons under this Section 9.2 shall be VIA's sole remedy under this Agreement against National and its Affiliates. No monetary amount shall be payable hereunder by National to VIA and the other indemnified Persons until the aggregate amount of Damages actually incurred exceed $350,000 (the "Damage Threshold"), in which event National shall be responsible for all such Damages, including Damages included in the Damage Threshold; provided, that in no event shall the aggregate cumulative liability of National under (A) Sections 9.2(a)(i) and 9.2(a)(ii) of this Agreement exceed $7,500,000 or (B) Section 9.2(a)(iii) of this Agreement exceed $7,500,000. Notwithstanding the foregoing clause (A), Damages arising from any breaches of Section 3.3(a) shall not be subject to any maximum dollar limit.

         (ii) The obligation of VIA to indemnify National and the other indemnified Persons under this Section 9.2 shall be National's sole remedy under this Agreement against VIA and its Affiliates. No monetary amount shall be payable hereunder by VIA to National and the other indemnified Persons until the aggregate amount of Damages actually incurred exceed the Damage Threshold, in which event VIA shall be responsible for all such Damages, including Damages included in the Damage Threshold.

         (iii) Notwithstanding Sections 9.2(f)(i) and 9.2(f)(ii), the parties agree that they shall each have the right to seek injunctive relief to enjoin any breach or violation of Section 8.6.


                                ARTICLE X.
                              MISCELLANEOUS

      10.1  Termination.

       (a)  This Agreement may be terminated at any time prior to
Closing:

         (i)  By mutual written consent of National and VIA;

         (ii) By National if the Closing shall not have occurred on or before August 31, 1999; provided, however, that in the event National does not terminate this Agreement in accordance with this Section 10.1(a)(ii), Via will pay to National all Operating Expenses in accordance with Section 5.6 hereof; provided, further, however, that National may terminate this Agreement if the Closing shall not have occurred on or before October 15, 1999;

         (iii) By National in the event of a material breach by VIA of any representation, warranty or agreement contained herein which has not been cured or is not curable within thirty days of such breach;

         (iv) By VIA in the event of a material breach by National of any representation, warranty or agreement contained herein which has not been cured or is not curable within thirty days of such breach;

         (v) By VIA in the event that any change, update or amendment to any Schedule included in the National Disclosure Schedule or Schedule 2.2(a) or 2.2(b) reflects any circumstance, effect or change which has, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and

         (vi)  By VIA in the event that National does not add to
Schedule 2.2(a) patents that VIA has requested be so included in accordance with, and subject to, the provisions of Section 5.5(b).

       (b) In the event of termination of this Agreement the provisions of the Confidentiality Agreement and Letter Agreement shall continue in full force and effect.

       (c) The parties acknowledge and agree that it would be difficult to determine the amount of damages due to either party if this Agreement is terminated in accordance with Section 10.1(a)(iii) or 10.1(a)(iv).
In the event of a termination by National pursuant to Section 10.1(a)(iii), then VIA shall pay National a cash fee in the amount of $8,000,000, which shall be payable by wire transfer of immediately available funds no later than two business days after such termination. In the event of a termination by VIA pursuant to Section 10.1(a)(iv), then National shall pay VIA a cash fee in the amount of $8,000,000, which shall be payable by wire transfer of immediately available funds no later than two business days after such termination.

      10.2 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by National without the prior written consent of VIA, or by VIA without the prior written consent of National; provided, however, VIA may assign, at Closing, its rights and obligations under this Agreement to any wholly owned corporate subsidiary who agrees in writing to be bound by the provisions of this Agreement and thereupon Via shall be relieved of its rights and obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns and the Persons indemnified pursuant to Section 9.2 hereof, any legal or equitable rights hereunder.

      10.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, or overnight delivery service to an address outside of the United States, as follows:

If to National, to:

     National Semiconductor Corporation
     1090 Kifer Road
     Mail Stop 16-135
     Sunnyvale, California  94086
     Facsimile:  (408) 733-0293
     Attention:  General Counsel

with a copy to:

     Latham & Watkins
     135 Commonwealth Drive
     Menlo Park, California  94025
     Facsimile:  (650) 463-2600
     Attention:  Ora T. Fisher


If to VIA, to:

     VIA Technologies, Inc.
     1045 Mission Court
     Fremont, California  94539
     Facsimile:  (510) 683-3300
     Attention:  Jonathan Chang

with a copy to:

     Pachulski, Stang, Ziehl & Young
     650 California Street, 15th Floor
     San Francisco, California  94108
     Facsimile:  (415) 263-7010
     Attention:  William Weintraub

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      10.4  Governing Law; Consent to Jurisdiction

       (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

       (b) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the State of California and of the United States District Court of the Northern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either party may otherwise have to bring any action or proceeding relating to this Agreement against the other or its properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situated within the State of California or to enjoin any violations hereof or for relief ancillary hereto or for any other lawful purpose. Each party further agrees that any action or proceeding brought against the other, shall be brought only in the State of California or to the extent permitted by law, in such Federal court.

       (c) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the immediately preceding section other than a court referred to in the last sentence thereof that is not referred to elsewhere therein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

       (d) Each party agrees that so long as any of its obligations under this Agreement shall be outstanding, it shall maintain a duly appointed agent for the service of summons and other legal process in the State of California for purposes of any legal action, suit or proceeding brought by the other in respect of such obligations, and shall keep the other advised of the identity and location of such agent. Each party further irrevocably consents, if for any reason there is no authorized agent for the service of process in California, to the service of process out of said courts by mailing copies thereof to the other at its address for notices in Section 10.3. The serving of process in the manner provided in this Section 10.4(d) shall be deemed personal service and accepted by each party as such, and shall be valid and binding upon each party for all the purposes of any action, suit or proceeding in any jurisdiction. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

       (e) To the extent that either party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

      10.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the Confidentiality Agreement and Letter Agreement (which the parties agree shall terminate on the Closing Date), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      10.8 Expenses. Except as otherwise provided in this Agreement, National and VIA will each be liable for their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

      10.9 Publicity. Except as required by law or on advice of counsel, neither party nor any of their respective Affiliates shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof.















     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                      NATIONAL SEMICONDUCTOR CORPORATION

                                      By:
                                           Name:
                                           Its:


                                      VIA TECHNOLOGIES, INC.

                                      By:
                                           Name:
                                           Its:












































                             TABLE OF CONTENTS
                                                                   PAGE

ARTICLE I. DEFINITIONS                                                1
     1.1   Defined Terms                                              1
     1.2   Other Defined Terms                                        3
     1.3   Interpretation Provisions                                  4

ARTICLE II. FORMATION OF SUB, CONTRIBUTION OF ASSETS
              AND SALE OF SHARES                                      4
     2.1   Formation of NSC sub, Inc                                  4
     2.2   Contribution of Assets                                     4
     2.3   Purchase and Sale of Shares                                5
     2.4   Closing                                                    5
     2.5   Tax Matters                                                5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF NATIONAL               5
     3.1   Organization and Qualification                             5
     3.2   Authority Relative to this Agreement                       6
     3.3   Assets                                                     6
     3.4   Litigation                                                 7
     3.5   Labor Matters                                              7
     3.6   Financial Advisor                                          7
     3.7   Compliance with Applicable Laws                            7
     3.8   Taxes                                                      8
     3.9   Certain Agreements                                         8
     3.10  Patents, Trademarks, Etc.                                  8
     3.11  Environmental Matters                                      9
     3.12  Organization and Qulification of Sub                       9
     3.13  Capitalization of Sub                                      9
     3.14  No Implied Representation                                 10

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF VIA                    10
    4.1   Organization                                               10
     4.2   Authority Relative to this Agreement                      10
     4.3   Financial Advisor                                         11
     4.4   Legal Proceedings                                         11
     4.5   Financial Capability                                      11
     4.6   Foreign Investor                                          11
     4.7   Financial Statements                                      11
     4.8   Investment Representations                                11

ARTICLE V. ACTIONS PRIOR TO THE CLOSING                              12
     5.1   Conduct of Business                                       12
     5.2   Investigation by the Parties                              13
     5.3   Government Filings                                        13
     5.4   Further Assurances                                        13
     5.5   Schedules                                                 13
     5.6   Operating Expenses                                        14

ARTICLE VI. CONDITIONS TO VIA'S OBLIGATIONS                          14
     6.1   Representations and Warranties                            14
     6.2   Performance and Compliance                                14
     6.3   Consents and Approvals                                    14
     6.4   No Court Orders                                           14
     6.5   Opinion of Counsel                                        14
     6.6   Additional Agreements                                     14
     6.7   Title Policy                                              15



                             TABLE OF CONTENTS
                               (Continued)                         PAGE

ARTICLE VII. CONDITIONS TO NATIONAL'S OBLIGATIONS                    15
     7.1   Representations and Warranties                            15
     7.2   Performance and Compliance                                15
     7.3   Consents and Approvals                                    15
     7.4   No Court Orders                                           15
     7.5   Opinion of Counsel                                        15
     7.6   Interpretation Provisions                                 15

ARTICLE VIII. ACTIONS BY NATIONAL AND VIA AFTER THE CLOSING          15
     8.1   General                                                   15
     8.2   Employee Matters                                          16
     8.3   Nonsolicitation                                           16
     8.4   Name Following the Closing                                16
     8.5   Customers/Product Returns                                 16
     8.6   Confidentiality                                           16
     8.7   Opinion of Counsel                                        17
     8.8   Additional Agreements                                     17

ARTICLE IX. INDEMINFICATION                                          18
     9.1   Survival of Representations                               18
     9.2   Indemnification                                           18


ARTICLE X. MISCELLANEOUS                                             20
    10.1   Termination                                               20
    10.2   Assignment, No Third Party Beneficiaries                  21
    10.3   Notices                                                   21
    10.4   Governing Law; Consent to Juristiction                    22
    10.5   Entire Agreement; Amendments and Waivers                  23
    10.6   Counterparts                                              23
    10.7   Invalidity                                                24
    10.8   Expenses                                                  24
    10.9   Publicity                                                 24

























EXHIBITS

Exhibit A     License Agreement
Exhibit B     Assembly and Test Agreement
Exhibit C     Foundry Agreement
Exhibit D     Transition Services Agreement
Exhibit E     Santa Clara Lease Agreement (Cyrix West)
Exhibit F     Guaranty of FIC





















































EXHIBIT 99
TRANSACTION PRESS RELEASE



For more information:

P.R.: Mike Brozda                            Financial: Jim Foltz
(408) 721-3628                               (408) 721-5693
mike.brozda@nsc.com                          invest.group@nsc.com



NATIONAL SEMICONDUCTOR COMPLETES SALE
OF CYRIX PC PROCESSOR BUSINESS TO VIA TECHNOLOGIES

September 3, 1999 - National Semiconductor Corporation (NYSE:NSM) today announced it has completed the sale of the assets of the Cyrix standalone PC processor business to VIA Technologies, Inc. As previously announced, a partial payment of the $167 million sale price was received at closing, with the remainder contingent on future revenues of the Cyrix product lines.

The sale includes the M II(tm) x86-compatible processor and successor products. National Semiconductor will retain the integrated MediaGX(tm) processor, which forms the core of National's new Geode(tm) family of solutions for the Information Appliance market.

National Semiconductor provides system-on-a-chip solutions for the information age. Combining real-world analog and state-of the-art digital technology, the company's chips lead many sectors of the personal computer, communications, and consumer markets. With headquarters in Santa Clara, California, National has annual sales of $2.0 billion and approximately 11,000 employees worldwide. Additional company and product information is available on the World Wide Web at www.national.com.

                              # # #


National Semiconductor is a registered trademark of National
Semiconductor Corporation. All other brand or product names are trademarks or registered trademarks of their respective holders.